Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration Nos. 333-132370 and 333-132370-01

ELKS (Equity Linked Notes)

Based upon the common stock of KB Home due November 14, 2008

Summary of Final Terms

May 9, 2008

Issuer:	Citigroup Funding Inc.

Issuer Rating:	The Issuer’s senior debt is rated Aa3 / P-1, Outlook Negative (Moody’s), AA- / A-1+, Credit Watch Negative (S&P) and AA- / F1+, Outlook Negative (Fitch), based on the guarantee by Citigroup Inc. These ratings are subject to change during the term of the Notes.

Currency:	United States Dollar (“USD”)

Dealer:	Citigroup Global Markets Limited

Underlying Stock:	KB Home (“KBH”)

Offering Price:	USD 23.6557

Units Issued:	506,400

Principal Amount:	USD 11,979,246.48

Pricing Date:	May 9, 2008

Settlement Date:	May 16, 2008

Valuation Date:	November 7, 2008

Maturity Date:	November 14, 2008

Coupon:	5.00% per annum payable quarterly

Initial Stock Price:	USD 23.6557

Final Stock Price:	The closing price of the Underlying Stock on the Valuation Date

Cap Price:	USD 32.6449, which represents approximately 138% of the Initial Stock Price

Exchange Ratio:	1.0 share of the Underlying Stock for each ELKS of USD 23.6557 principal amount with any fractional shares to be paid in cash

Payment at Maturity:	For each note of USD 23.6557:

	1)	If the Final Stock Price is less than or equal to the Initial Stock Price and:

	a)	the Underlying Stock depreciates by approximately 38% or more, to a price of USD 14.67 or lower, relative to the Initial Stock Price at any time after the Pricing Date up to and including the Valuation Date (including intra- day) during the term of the ELKS then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

	b)	the Underlying Stock does not depreciate by approximately 38% or more, to a price of USD 14.67 or lower, relative to the Initial Stock Price at any time after the Pricing Date up to and including the Valuation Date (including intra-day) during the term of the ELKS then a payment of USD 23.6557 per Unit

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.

ELKS (Equity Linked Notes)

Based upon the common stock of KB Home due November 14, 2008

Summary of Final Terms

May 9, 2008

	2)	If the Final Stock Price is greater than the Initial Stock Price and:

		a)	the Final Stock Price is less than or equal to the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio and (ii) the Final Stock Price, or

		b)	the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided

Other:	The Issuer will have the right to call the ELKS at any time, in whole but not in part, for the call price described in the final terms, in the event that the Underlying Stock enters into a definitive agreement with respect to a Callable Reorganization Event. A Callable Reorganization Event is a Reorganization Event where the cash, securities (other than Marketable Securities) or other property to be received for the Underlying Stock has a market value on effective date greater than or equal to 25% of the transaction value on the effective date.

Business Days:	A day on which commercial banks in New York are open.

Calculation Agent:	Citigroup Global Markets Inc.

Form and Denomination:	Registered Medium Term Notes in minimum denominations and minimum increments of USD 23.6557

Clearing and Settlement:	DTC

Listing:	None

CUSIP:	17313G 738

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-800-248-3580.